Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

June 26, 2025

Contact: Lynn Craig

610-739-8003

lycraig@Concentra.com

Concentra Announces the Appointment Of Vipin Gopal and Brigid Bonner To Its Board Of Directors

ADDISON, Texas – June 26, 2025 — Concentra® Group Holdings Parent, Inc. (“Concentra”) (NYSE: CON), today announced the appointment of Vipin Gopal and Brigid Bonner to the Concentra Board of Directors, marking a strategic milestone for the occupational health services company.

“We are pleased to welcome Vipin Gopal and Brigid Bonner to the Concentra Board,” said Bob Ortenzio, Concentra's board chair. “As Concentra navigates growth and the opportunity to increase shareholder value, expanding the Board with two prominent health care leaders with data, technology, and business transformation expertise will prove to be a mobilizing force for the company.”

Vipin Gopal, PhD, brings over 25 years of experience successfully leading data, AI, and digital transformation of Fortune 100 companies. He is a recognized thought leader in leveraging technology to maximize business value, with broad health care industry experience gained through roles across payor, provider, pharmaceutical, and retail pharmacy organizations.

Gopal has served as the Chief Data and Analytics Officer at two major companies: Eli Lilly and Company and Walgreens Boots Alliance. In these roles, he was the enterprise executive leader responsible for driving next-generation data and AI strategy and operations across various lines of business. Previously, he was the senior vice president of analytics at Humana and held leadership roles at Cigna, United Technologies Corporation, and Honeywell.

Gopal obtained his doctorate from Carnegie Mellon University and B.Tech. from the Indian Institute of Technology (IIT), Bombay, both in engineering, and holds an MBA from the NYU Stern School of Business.

“Concentra analyzes vast amounts of health care data, empowering our clinicians by providing them with valuable insights for superior clinical decision making,” said Keith Newton, Concentra's chief executive officer. “And, with AI expected to revolutionize numerous aspects of care, Vipin will apply his deep knowledge to help provide guidance to the Concentra organization moving forward.”

Brigid Bonner is the president of Bonner Consulting, a firm focused on strategy and digital and personal transformation. She leverages her expertise to help leaders chart their course, whether in pursuit of personal life planning or organizational strategy. Her specialties include strategic planning, business development, digital transformation, consumer experience, and strategic coaching.

Bonner has over 35 years of experience as a senior executive traversing nonprofit, for-profit, start-up, and Fortune 100 organizations. Her industry expertise includes retail, technology, e-commerce, and health care. She has held senior leadership roles with CaringBridge, UnitedHealth Group, IBM, Target Corporation, The Schwan Food Company, and SimonDelivers.com.

Bonner earned her Bachelor of Science degree from Iowa State University, with a double major in journalism/advertising and industrial administration, and her Master of Business Administration degree from Harvard Business School.

“Brigid has made significant contributions to the success of many innovative, high-growth businesses in the health care industry,” continued Newton. “As the health care landscape continues to become more complex with broad trends in technology innovation at the forefront, Brigid joins the board at a most opportune time, and we welcome her contributions.”

Founded in 1979, Concentra has played a significant role in creating the workplace health industry model that exists today. Our national presence enables us to provide access to high-quality care that supports our mission to improve the health of America’s workforce. With these two new appointments, the Concentra Board of Directors expands to seven members, composed of outstanding leaders in medicine, finance, and health care organizational management. To learn more, visit www.Concentra.com.

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About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 12,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 50,000 patients each day on average across 45 states at our 627 occupational health centers, 160 onsite health clinics at employer worksites, and Concentra Telemed as of March 31, 2025.